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                                                  NEWS

CONTACTS:
Investors: Bill Kuser         (203) 573-2213
Media:     Mary Ann Dunnell   (203) 573-3034


CROMPTON GRANTED CONDITIONAL AMNESTY IN HEAT STABILIZERS
INVESTIGATION

MIDDLEBURY, CT, February 14, 2003 - Crompton Corporation (NYSE:CK) today announced that it is cooperating with competition authorities in the United States, Canada and the European Union that are investigating possible collusive behavior with respect to heat stabilizers for plastics. Crompton Corporation and its relevant affiliates have been granted conditional amnesty with regard to criminal prosecution and fines in the United States and Canada and expect to be granted conditional amnesty in the European Union in the near future. Amnesty is conditioned on several factors, including the company's continued cooperation with the authorities.

Crompton has not been contacted concerning investigations reported to be underway in four jurisdictions with respect to impact modifiers and processing aids for plastics. Those investigations were disclosed yesterday by a European Commission spokesperson.

Crompton acquired its heat stabilizer business in 1999 when the company completed a merger with Witco Corporation. The heat stabilizer business had 2002 sales of approximately $220 million.

Crompton Corporation is a $2.5 billion producer and marketer of specialty chemicals and polymer products providing the solutions, service and value our customers need to succeed. Additional information concerning Crompton Corporation is available at www.cromptoncorp.com.